Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Bain Capital Private Credit

(Name of Issuer)

Bain Capital Private Credit

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$17,919,857.80 (1)	0.0001531	$2,743.53 (2)

Fees Previously Paid

Total Transaction Valuation	$17,919,857.80 (1)

Total Fees Due for Filing			$2,743.53 (2)

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$2,743.53 (2)

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of December 31, 2024, of $25.62. This amount is based upon the offer to purchase up to 699,448 common shares of beneficial interest, par value $0.01 per share, of Bain Capital Private Credit.

(2)

Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.